EXHIBIT 99.1

PSB Holdings, Inc.
News Release

December 4, 2008
For immediate Release
Contact: Robert J. Halloran, Jr., President, PSB Holdings, Inc.
Telephone: 860-928-6501

PSB HOLDINGS, INC. DECLARES DIVIDEND

PUTNAM, CT – December 3, 2008 – Thomas A. Borner, Chairman and Chief Executive Officer of PSB Holdings, Inc., today announced that the Company’s Board of Directors has declared a quarterly cash dividend of $.09 per share of the Company's common stock. On an annual basis, PSB Holdings, Inc.'s dividend would be $.36 per common share.  The dividend will be payable to stockholders of record as of January 2, 2009, and will be paid on January 16, 2009.  This is the 17th consecutive quarterly dividend since PSB Holdings, Inc. first paid a dividend in 2005.

“While accounting and other matters outside of our control directly affected earnings in the first quarter, our long and committed history of sound underwriting, coupled with continued cost control and interest margin relief have resulted in strong net interest income and lower non-interest expense,” said Mr. Borner.  “We believe that the recent trading price does not reflect the earnings of the Company, which is committed to paying a return to stockholders.”

The Company is the majority-owned subsidiary of Putnam Bancorp, MHC, a federal mutual holding company, which owns 3,729,846 of the Company's outstanding shares. Putnam Bancorp, MHC intends to waive the receipt of dividends paid on its shares of the Company.

PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Bank, a federally chartered stock bank founded in 1862. The Bank offers a wide range of financial services through its seven full-service offices. Putnam Bank also operates a full-service loan center in Putnam, Connecticut. The Bank's deposits are insured by the Federal Deposit Insurance Corporation. PSB Holdings Inc.'s common stock trades on the NASDAQ Global Market under the symbol PSBH.

Statements contained in this news release that are not historical facts are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those stated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  Subject to applicable laws and regulation, the Company does not undertake – and specifically disclaims any obligation – to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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